Exhibit 99.1

SKYX Reports Record Sales of $21.6 Million for Third Quarter 2023 as it Continues to Enhance its Penetration and Sales of its Advanced, Safe and Smart Plug & Play Platform Technology Products

MIAMI, FL – November 13, 2023 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with 77 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Subsequent Operational Highlights

●	Generated a record $21.6 million in revenue in the third quarter of 2023, including sales of its advanced and smart plug & play products.
●	Cash, cash equivalents, restricted cash, available cash, and investments available for sale totaled $24.4 million as of September 30, 2023, as compared to $16.8 million as of December 31, 2022.
●	The Company continues to enhance its market penetration of its advanced and smart platform technology product to both retail and commercial segments, through its e-commerce platform of over 60 websites for lighting and home décor.
●	The Company has filed for a mandatory safety standardization with the National Electrical Code (NEC) for its ceiling outlet receptacle for ceilings in homes and buildings with SKYX’s code team led by Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association (ALA). Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries.
●	Announced a collaboration with QUOIZEL, a U.S. leading lighting manufacturer for nearly 100 years, which will include SKYX advanced smart and standard products for online, retail, and professional channels.
●	Eight additional patents issued, resulting in SKYX having 77 pending and issued patents in the U.S. and globally including the issuance of five new utility patents in the U.S. and international markets including Canada, Mexico, and Hong Kong for its related smart plug-and-play platform technology products.
●	The Company entered into an agreement to supply approximately 1,000 homes with its advanced smart home platform technologies and is expected to deliver approximately 30,000 units representing a variety of its advanced and smart platform technology products to the developer’s upcoming projects.
●	Signed an agreement with a world-leading product material and sample supply company to architects, builders, and designers - Material Bank - with over 100,000 customers.

●	The Company signed an agreement to include a variety of its advanced and smart home technologies in all Homes of the Future exhibits at the upcoming International Builders’ Show (IBS - NAHB) in Las Vegas, Nevada from February 27-29, 2024. SKYX will be a main event in the IBS – NAHB 2024.

Safety Standardization Highlights

The Company filed for a mandatory safety standardization with the National Electrical Code (NEC) for its ceiling outlet receptacle for ceilings in homes and buildings.

Management believes that after over 12 years of its standardization process including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturing Association), it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings. In the past 12 years, the Company’s product was voted into 10 segments in the NEC Code Book. Voting decisions are at the discretion of the NEC voting members.

The Company’s code team is led by Mark Earley – former head of the National Electrical Code (NEC) and former Chief Electrical Engineer of the National Fire Protection Association (NFPA) – as well as Eric Jacobson, former President and CEO of The American Lighting Association (ALA). Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries.

Third Quarter 2023 Financial Results

Revenue in the third quarter of 2023 increased to a record $21.6 million, including E-commerce sales as well as smart and standard plug and play products.

Gross profit in the third quarter of 2023 increased to $6.7 million, or 31% of revenue. Gross profit was positively impacted by the gross profit from the acquisition of Belami E-commerce platform of over 60 websites for lighting and home décor.

Cash, cash equivalents, restricted cash, available cash, and investments available for sale amounted to $24.4 million as of September 30, 2023, as compared to $16.8 million as of December 31, 2022.

The Company’s current liabilities include a 2024 non-cash payment of $5.6 million, payable in shares to the Belami shareholders as part of the consideration for the acquisition of Belami’s e-commerce platform of over 60 websites for lighting and home décor.

Sales and marketing expenses amounted to $5.7 million during the third quarter of 2023, compared to $1.0 million during the prior year’s comparable quarter.

Net cash loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments (“adjusted EBITDA”), a non-GAAP measure, amounted to $2.5 million, in addition to a non-cash basis loss of $4.7 million, amounted to a net loss of $7.2 million, or $(0.08) per share, in the third quarter of 2023, as compared to a net cash loss of $1.9 million, in addition to a non-cash basis loss of $2.8 million, amounted to a net loss of $5.7 million, or $(0.07) per share, in the third quarter of 2022.

Cash used in operating activities for the three months ended September 30, 2023, amounted to $3.4 million, as compared to $3.5 million in the comparable prior year period.

The Company’s financial statements for the quarter ended September 30, 2023, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

The third quarter of 2023 was highlighted by our first significant full quarter of revenues that include sales and rollout of our advanced ceiling smart and standard plug & play platform products that are now on many leading U.S. and Canadian websites. We believe we have accelerated our cadence of sales with a robust gross margin profile, notably managing the cash burn of SKYX on a sequential basis. Our e-commerce platform with over 60 websites is expected to provide additional cash flow to the Company, which, when combined with our existing cash, we anticipate will be sufficient for at least 18 months of operations.

We are encouraged with our path to the builder/commercial segments that we believe will assist in paving the way for our standardization efforts.

Additionally, our e-commerce website platform enhances the acceleration of marketing, distribution channels, collaborations, and sales to both professional and retail segments. Some of our 60 websites that include Company’s advanced ceiling smart and standard plug and play products are: 1stoplighting.com, Lightingdesignexperts.com, Canadalightingexperts.com, Americanlightingstore.com, Homeclick.com, and Lunawarehouse.com among others. The websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard.

SKYX Platforms Corp. (NASDAQ: SKYX) has a series of highly disruptive advanced-safe-smart platform technologies, with over 77 U.S. and global patents and patent pending applications. Additionally, the Company owes over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at SKYXPlatforms.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Lucas A. Zimmerman
MZ North America
(949) 259-4987
SKYX@mzgroup.us

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) September 30, 2023	(Audited) December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$16,479,393	$6,720,543
Restricted cash	2,750,000	—
Accounts receivable	3,034,585	—
Investments, available-for-sale	—	7,373,956
Inventory	5,385,039	1,923,540
Deferred cost of revenues	282,165
Prepaid expenses and other assets	408,427	311,618
Total current assets	28,339,609	16,329,657

Other assets:
Furniture and equipment, net	592,520	215,998
Restricted cash	2,881,726	2,741,054
Right of use assets, net	22,072,530	23,045,293
Intangible assets, definite life, net	8,436,398	662,802
Goodwill	15,799,725	—
Other assets	220,747	182,306
Total other assets	50,003,646	26,847,453

Total Assets	$78,343,255	$43,177,110

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$10,784,874	$1,949,823
Notes payable, current	3,627,273	405,931
Operating lease liabilities, current	2,223,318	1,130,624
Royalty obligation	2,638,000	2,638,000
Consideration payable	8,905,315	-
Deferred revenues	1,854,922	-
Convertible notes, related parties	950,000	950,000
Convertible notes, current	350,000	350,000
Total current liabilities	31,333,702	7,424,378

Long term liabilities:
Accounts payable	523,797	—
Notes payable	1,142,875	4,867,004
Operating lease liabilities	22,806,894	22,758,496
Convertible notes, net	5,480,279	—

Total long-term liabilities	29,953,845	27,625,500

Total liabilities	61,287,547	35,049,878

Commitments and Contingent Liabilities:
Redeemable preferred stock - subject to redemption: $0 par value; 20,000,000 shares authorized; none and 580,400 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	220,099

Stockholders’ Equity:
Common stock and additional paid-in-capital: $0 par value, 500,000,000 shares authorized; and 91,846,065 and 82,907,541 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	150,538,326	114,039,638
Accumulated deficit	(133,482,618)	(106,070,358)
Accumulated other comprehensive loss	—	(62,147)
Total stockholders’ equity	17,055,708	7,907,133
Non-controlling interest	—	—
Total equity	17,055,708	7,907,133

Total Liabilities and Stockholders’ Equity	$78,343,255	$43,177,110

SKYX Platforms Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Revenue	$21,617,579	$8,556	$36,611,659	$22,916
Cost of revenues	14,917,493	5,914	25,207,604	17,676
Gross income	6,700,086	2,642	11,404,055	5,240
Sales and marketing	5,702,647	993,232	12,546,736	3,839,175
General and administrative	7,519,042	4,615,887	24,869,910	18,282,472
Operating expenses	13,221,689	5,609,119	37,416,646	22,121,647
Loss from operations	(6,521,603)	(5,606,477)	(26,012,591)	(22,116,407)
Other income / (expense)
Interest expense, net	(662,173)	(52,189)	(2,601,526)	(224,610)
Other income	—	—	—	—
Gain on extinguishment of debt	—	—	1,201,857	178,250
Total other income (expense), net	(662,173)	(52,189)	(1,399,669)	(46,360)

Net loss	(7,183,776)	(5,658,666)	(27,412,260)	(22,162,767)
Common stock issued pursuant to antidilutive provisions	—	—	—	4,691,022
Preferred dividends	—	4,627	—	32,504
Non-controlling interest	—	—	—	—
Net loss attributed to common shareholders	$(7,183,776)	$(5,663,293)	$(27,412,260)	$(26,886,293)
Other comprehensive loss:	—	(108,817)	62,147	(108,817)
Net Comprehensive loss attributed to common stockholders	$(7,183,776)	$(5,772,110)	$(27,350,113)	$(26,995,110)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.31)	$(0.34)

Weighted average number of common shares outstanding during the period – basic and diluted	91,081,313	81,562,681	87,055,643	78,350,946

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(27,412,260)	$(22,162,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,098,935	194,698
Gain on forgiveness of debt	(1,201,857)	(178,250)
Amortization of debt discount	867,572	—
Share-based payments	13,109,035	13,957,145
Change in operating assets and liabilities:
Inventory	(1,675,394)	(549,825)
Accounts receivable	(512,826)	—
Prepaid expenses and other assets	79,224	(795,365)
Deferred charges	1,200,916	—
Deferred revenues	(74,111)	—
Operating lease liabilities	(215,743)	(28,521)
Accretion operating lease liabilities	890,474	—
Other assets	—	(161,358)
Royalty obligation	—	(900,000)
Accounts payable and accrued expenses	2,753,672	897,256
Net cash used in operating activities	(10,092,363)	(9,726,987)
Cash flows from investing activities:
Purchase of debt securities	(136,033)	(7,441,617)
Proceeds from disposition of debt securities	7,572,136	—
Acquisition, net of cash acquired	(4,206,200)	—
Purchase of property and equipment	(119,942)	(257,907)
Payment of patent costs and other intangibles	—	(137,645)
Net cash provided by (used in) investing activities	3,109,961	(7,837,169)
Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	8,723,461	23,100,000
Placement costs	(491,932)	(2,548,000)
Proceeds from exercise of options and warrants	—	390,624
Proceeds from line of credit	6,197,695	—
Proceeds from issuance of convertible notes	10,350,000	—
Dividends paid	—	(32,504)
Principal repayments of notes payable	(5,147,300)	(202,503)
Net cash provided by financing activities	19,631,924	20,707,617
Increase in cash, cash equivalents and restricted cash	12,649,522	3,143,461
Cash, cash equivalents, and restricted cash at beginning of period	9,461,597	10,426,249
Cash, cash equivalents and restricted cash at end of period	$22,111,119	$13,569,710
Supplementary disclosure of non-cash financing activities:
Preferred stock conversion to common	$220,099	$3,094,134
Business acquisition:
Assets acquired excluding identifiable intangible assets and goodwill and cash	7,090,094	—
Liabilities assumed and consideration payable	19,755,903	—
Identifiable intangible assets and goodwill, net of cash outlay	19,993,525	—
Debt discount	5,569,978	—
Fair value of shares issued pursuant to antidilutive provisions	—	4,691,022
Fair value of shares issued pursuant to acquisition	7,327,716	—
Fair value of shares issued pursuant to extinguishment of debt	2,040,231	—
Right-of-use assets and operating lease liabilities		23,621,267
Cash paid during the period for:
Interest	$666,539	$303,957

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Non-GAAP Financial Measures

	For the three-months ended September 30,		For the nine-months ended September 30
	2023	2022	2023	2022
Net loss	$(7,183,776)	$(5,658,666)	$(27,412,260)	$(22,162,767)
Share-based payments	2,470,501	2,762,945	13,109,035	13,957,145
Interest expense	662,173	52,189	2,601,526	224,610
Depreciation, amortization	1,601,562	21,900	2,098,935	194,698
Transaction costs	-	-	516,601	-
EBITDA, as adjusted	$(2,449,540)	$(2,821,632)	$(9,086,163)	$(7,786,314)